Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	David L. Cowen
	440/347-1206	440/347-5333
Web Site: www.lubrizol.com
LUBRIZOL ANNOUNCES STRONG PRELIMINARY
FIRST QUARTER 2007 RESULTS
CLEVELAND, Ohio, April 13, 2007 — The Lubrizol Corporation (NYSE:LZ) announced that it expects to report strong earnings performance for the first quarter of 2007 of approximately $1.00 per diluted share, including a restructuring credit of approximately $.02 per diluted share.
In the first quarter of 2006, the company reported earnings from continuing operations of $.66 per diluted share, including a restructuring charge of $.02 per share. Excluding the restructuring charge, adjusted earnings from continuing operations for the first quarter of 2006 were $.68 per diluted share. Comparable adjusted earnings from continuing operations for the first quarter of 2007, excluding the restructuring credit, are expected to be in the range of $.98 per diluted share. First Call analyst earnings consensus is currently $.78 per share.
The strong performance compared to the first quarter a year ago was primarily the result of higher revenues, driven by the improvement in the combination of price and product mix. In addition, shipment volumes in the quarter were higher than expected, and reflected a return to normal order patterns.
Lubrizol will release complete first-quarter 2007 earnings on Friday, April 27th at approximately 7:00 a.m. Eastern time and will conduct its teleconference with analysts and investors at 11:00 a.m. Eastern time. The teleconference can be accessed at Lubrizol’s web site at http://corporate.lubrizol.com/Investors/earnings release.asp. Participating in the teleconference will be James L. Hambrick, Chairman, President and Chief Executive Officer; Charles P. Cooley, Senior Vice President, Treasurer and Chief Financial Officer; Scott Emerick, Controller; Gregory D. Taylor, Vice President of Corporate Planning, Development and Communications; and Mark Sutherland, Director of Investor Relations.
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes
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ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2006 were $4.0 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.